Toni Perazzo
Chief Financial Officer
(650) 340-1888FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS FOURTH QUARTER 2011 AND FULL YEAR 2011 RESULTS

(BURLINGAME, CA), March 6, 2012 — AeroCentury Corp. (NYSE Amex: ACY), an independent aircraft leasing company, today reported its operating results for the fourth quarter and the year ended December 31, 2011.

For the fourth quarter ended December 31, 2011, the Company reported total revenues of $6.7 million compared with total revenues of $5.9 million for the same period a year ago.  For the year ended December 31, 2011, the Company reported total revenues of $24.6 million compared with revenues of $30.7 million for 2010.

The Company reported net income of $1.2 million or $0.79 per diluted share, for the fourth quarter of 2011, compared to a net loss of $1.0 million, or ($0.66) per diluted share, for the fourth quarter of 2010, and a net loss of $1.5 million or ($0.94) per diluted share, for the year ended December 31, 2011, compared to net income of $1.6 million, or $1.04 per diluted share, for 2010.

•
Operating lease revenue in the quarter ended December 31, 2011 was higher by approximately $0.6 million than in the same period in 2010 as a result of higher average utilization of the Company’s asset portfolio.  For the year ended December 31, 2011, operating lease revenue was approximately $3.4 million lower compared to 2010 as a result of lower average utilization and reduced operating lease revenue from two aircraft for which the Company recorded a bad debt allowance in 2011.

•
In the quarter ended December 31, 2011, maintenance reserves revenue was approximately $0.3 million higher than for the same period in 2010 as a result of higher average utilization of the aircraft for which the Company collects non-refundable maintenance reserves.  Maintenance reserves revenue in the year ended December 31, 2011 was approximately $3.7 million lower than in 2010 as a result of lower average utilization in 2011, as well as reduced maintenance reserves revenue from two aircraft for which the Company recorded a bad debt allowance in 2011.  Maintenance reserves revenue for the year ended December 31, 2010 included revenue from retention of refundable maintenance reserves retained by the Company when two aircraft were repossessed in early 2010.  Such funds were used for maintenance required by the return conditions of the leases.

•
Gain on disposal of assets in the year ended December 31, 2011 increased from the prior year by approximately $1.0 million.  During 2011, the Company recorded gains on the sale of two aircraft and a gain related to insurance proceeds for the loss of an aircraft.  During 2010, the Company recorded a gain on insurance proceeds related to the loss of an aircraft, as well as gains on the sale of spare parts and of an engine that was replaced on one of the Company’s aircraft.

For the quarter and year ended December 31, 2011, total expenses decreased by approximately $2.8 million and $1.7 million, respectively, as compared to the same periods in 2010.

•
Maintenance expense in the quarter ended December 31, 2011 was approximately $2.4 million lower than in the same period in 2010.  The difference was primarily due to significant maintenance expense that was incurred in 2010 using nonrefundable maintenance reserves on aircraft returned to the Company during the year.  Maintenance expense for the year ended December 31, 2011 was approximately $0.2 million lower than in 2010 primarily because there was a decrease in maintenance performed by lessees using non-refundable maintenance reserves, which was partially offset by an increase in maintenance expenses funded by non-refundable maintenance reserves on aircraft that were returned to the Company in 2010.  Several of the aircraft that were returned in 2010 were re-leased to new customers in 2011, and the majority of maintenance to prepare the other off-lease aircraft for re-lease has been completed.

•
Depreciation expense for the quarter and year ended December 31, 2011 decreased by approximately $0.4 million and $1.8 million, respectively, compared to the same periods in 2010.  The decreases resulted primarily from the Company’s periodic evaluation of its assets and any resulting changes in the assets’ expected useful lives, as well as changes in estimated residual values based on third party appraisals.  The decreases were partially offset by depreciation related to aircraft purchased in late 2010 and during 2011.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases.  The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(see tables following)

AeroCentury Corp.
Selected Financial Information
(in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenues and other income:

Operating lease revenue	$5,589	$5,027	$19,404	$22,766
Maintenance reserves revenue	1,065	811	3,340	7,081
Gain on disposal of assets	-	-	1,371	416
Recovery of bad debt	-	-	-	208
Other income	48	40	438	230
	6,702	5,878	24,553	30,701
Expenses:

Maintenance costs	705	3,131	10,934	11,172
Depreciation	1,492	1,880	5,599	7,396
Interest	1,024	993	3,935	4,299
Management fees	930	891	3,715	3,645
Professional fees and other	450	512	2,302	1,665
	4,601	7,407	26,485	28,177

Income/(loss) before income tax provision	2,101	(1,529)	(1,932)	2,524

Income tax provision/(benefit)	881	(513)	(482)	876

Net income/(loss)	$1,220	$(1,016)	$(1,450)	$1,648

Earnings/(loss) per share:
Basic	$0.79	$(0.66)	$(0.94)	$1.07
Diluted	$0.79	$(0.66)	$(0.94)	$1.04

Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,543,257	1,543,257	1,543,257	1,584,464

Summary Balance Sheet:	December 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
Total assets	$130,826	$133,011
Total liabilities	$90,136	$90,871
Shareholders’ equity	$40,690	$42,140